Exhibit 21.1

ATWOOD OCEANICS, INC.

SUBSIDIARY AND AFFILIATED COMPANIES, STATE OR
JURISDICTION OF INCORPORATION AND OWNERSHIP PERCENTAGE

Alpha Leasing Drilling Limited	Mauritius	100%
Alpha Offshore Drilling (Cambodia) ltd.	Cambodia	100%
Alpha Offshore Drilling (S) Pte. Ltd.	Singapore	100%
Alpha Offshore Drilling Services Company	Cayman Islands	100%
Alpha Offshore Drilling Services Company - Free Zone	Egypt	100%
ATW Management, Inc.	Delaware	100%
Atwood Deep Seas, Ltd. (Partnership)	Texas	100%
Atwood Drilling, Inc.	Delaware	100%
Atwood Hunter Co.	Delaware	100%
Atwood Management, Inc.	Delaware	100%
Atwood Oceanics Australia Pty Limited	Australia	100%
Atwood Oceanics Drilling Pty	Australia	100%
Atwood Oceanics International Limited	Cayman Islands	100%
Atwood Oceanics Leasing Ltd.	Malaysia	100%
Atwood Oceanics (M) Sdn. Bhd.	Malaysia	100%
Atwood Oceanics Malta Ltd.	Malta	100%
Atwood Oceanics Management, LP (Partnership)	Delaware	100%
Atwood Oceanics (NZ) Limited	New Zealand	100%
Atwood Oceanics Pacific Limited	Cayman Islands	100%
Atwood Oceanics Platforms Pty Ltd.	Australia	100%
Atwood Oceanics Services	Singapore	100%
Atwood Oceanics Services Pty Ltd.	Australia	100%
Atwood Oceanics West Tuna Pty Ltd.	Australia	100%
Atwood Offshore Drilling Ltd.	Hong Kong	100%
Aurora Offshore Services Gmb	Germany	100%
Clearways Offshore Drilling Sdn. Bhd.	Malaysia	49%
Drillquest (M) Sdn. Bhd.	Malaysia	100%
PT Alpha Offshore Drilling	Indonesia	100%
PT Pentawood Offshore Drilling	Indonesia	80%
Swiftdrill, Inc.	Cayman Islands	100%
Swiftdrill Nigeria Limited	Nigeria	60%
Swiftdrill Offshore Drilling Services Company	Cayman Islands	100%